Exhibit 99.1

NYSE Amex: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

April 8, 2010

Uranerz Energy Corporation
Letter to Shareholders

Uranerz Energy Corporation had a very successful 2009, during which several key milestones were achieved, positioning the Company to become one of North America’s next in-situ recovery (“ISR”) uranium producers.

2009 highlights included:

  Receipt of Air Quality Permit from Wyoming DEQ and a “positive” draft EIS from the NRC for the Nichols Ranch ISR Project
  Signed long-term uranium sales contracts with two of the largest nuclear utilities in the U.S.
  Exploration drilling significantly increased the Wyoming uranium resource base
  Raised US$17 million in equity capital
  Addition of Uranerz to the Russell Group of Indexes

Two imperative permitting milestones were attained in late 2009. The first milestone was reached in October when the Company received its Air Quality Permit from the Wyoming Department of Environmental Quality (“DEQ”). This was the first operational permit for construction of the Nichols Ranch ISR Project, demonstrating advancement in the permitting process for uranium production in the State.

In December, Uranerz received a positive draft Environmental Impact Statement (“EIS”) from the United States Nuclear Regulatory Commission (“NRC”) for the Nichols Ranch ISR Project. The issuance of this draft represents significant progress in the Source Material License application process for the planned central processing facility at the Nichols Ranch Unit and ancillary satellite facility at the Hank Unit. The main facility is being licensed for production capacity of 2 million pounds of U3O8 annually. The Nichols Ranch and Hank units are anticipated to produce in the range of 600,000 to 800,000 pounds of yellowcake per year. Additional feed for the Nichols Ranch facility is expected to be sourced from development of other advanced stage Uranerz projects in the Powder River Basin area. With both the draft EIS and Air Quality Permit, Uranerz moves two steps closer towards production.

Two other major achievements in 2009 included the securing of separate long-term uranium sales agreements with two of United States’ largest nuclear operators, one of them being Exelon, which operates the largest nuclear fleet in the U.S. and the third largest in the world. Uranerz is one of the few near-term producers in North America with such sales contracts already secured. These agreements provide a solid floor price for Uranerz’s future production while leaving some production open to upside benefits if spot uranium prices rise, as predicted by many market analysts.

During 2009 Uranerz completed successful drill campaigns on its Powder River Basin properties which served to identify new uranium mineralization trends and further delineated known trends. These exploration results can be used to generate data for permitting and eventual production operations in favorably identified areas. A technical report update was issued on the Nichols Ranch property that included a 31.8% increase in the uranium resource. The Company also announced an initial resource report for its South Doughstick Property, the first new resources to be announced in this area of Wyoming in over thirty years.

In October 2009, Uranerz closed an equity financing for gross proceeds of US$17 million. These funds significantly bolstered the Company’s treasury which currently stands at over US$26 million. The funds will be used primarily for continuing development of commercial mining facilities at the Nichols Ranch ISR Project, which includes site and infrastructure preparations, finalization of mine design and further exploration on Powder River Basin properties. Funds will also be used for completion of the permitting process, including advancement of the Nichols Ranch federal and state mining license applications.

In June of last year Uranerz was inducted into the Russell family of indexes, including the Russell 3000® Index, the Russell 2000® Index, the Russell Microcap® Index, and the Russell Global Index. The Russell Indexes are widely used by investment managers and institutional investors for index funds and for benchmarking an industry-leading $4 trillion in assets.

The long term fundamentals for nuclear energy remain strong. The demand for uranium far exceeds mined supply. As climate change and environmental concerns continue garnering increased world attention, industry analysts predict that the demand for uranium, as a safe, clean and sustainable energy source, should rise in response to growing global consumption.

In closing, I would like to thank all our stakeholders, including; shareholders, financiers, and employees, for their continued support and contribution towards building a successful uranium company. I particularly want to thank our field employees for performing their jobs in a safe and environmentally friendly manner. With this continued support I am confident that Uranerz will meet its objective of becoming an economic producer of uranium for fuel utilized in nuclear power plants.

Sincerely,

Dennis L. Higgs, B.Com
Chairman

For more information, please contact Derek Iwanaka, Manager, Investor Relations, by calling toll-free 1-800-689-1659, locally at 604-678-4454 or by emailing him directly at diwanaka@uranerz.com. Alternatively please visit our web site www.uranerz.com.

The Company would like to send timely news release via email to shareholders and interested investors. If you haven't already done so, please email diwanaka@uranerz.com to receive news releases and other information directly from Uranerz Energy Corporation.